Exhibit 99.1

Contact:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

NEWS RELEASE

Endocyte Reports Third Quarter 2015 Financial Results and
Provides Update on Clinical Progress

-      Dose Escalation for EC1456 and EC1169 Advance in Phase 1 Studies -

-     Conference Call Today at 4:30 p.m. EDT -

West Lafayette, Ind., Nov. 3, 2015 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy, today announced financial results for the third quarter ending Sept. 30, 2015, and provided a clinical update.

“Our Phase 1 dose escalation trials of the folate receptor (FR)- and prostate-specific membrane antigen (PSMA)-targeted tubulysin SMDCs, EC1456 and EC1169, continue to progress well. Both SMDCs are being dose escalated on two different schedules,” said Ron Ellis, Endocyte’s president and chief executive officer. “Once we have determined the maximum tolerated dose and optimal schedule for each SMDC, we look forward to moving into expansion cohorts where we will evaluate these SMDCs specifically in receptor-positive patients among different tumor types, both as single agents and in combination with standard of care drugs.”

Earlier in the third quarter, Endocyte announced the final results from the Phase 2b TARGET trial evaluating its SMDC vintafolide in combination with docetaxel in patients with FR positive recurrent non-small cell lung cancer (NSCLC) at the World Conference on Lung Cancer in Denver, Colorado. Vintafolide plus docetaxel improved overall survival (OS) by 2.7 months in NSCLC regardless of histology (Median OS 11.5 vs. 8.8 months, OS HR=0.86, 95% CI [0.58, 1.26]). In the predefined subset analysis of patients with adenocarcinoma, which expresses higher levels of FR, vintafolide plus docetaxel improved OS by 5.9 months (12.5 vs. 6.6 months, HR=0.72, 95% CI [0.44, 1.16]). This data is in line with earlier findings from the study of improved progression free survival and higher overall response rates. Final safety results were also consistent with those previously reported.

Third Quarter 2015 Financial Results

Endocyte reported a net loss of $10.0 million, or $0.24 per basic and diluted share, for the third quarter of 2015, compared to a net loss of $5.7 million, or $0.14 per basic share and diluted share, for the same period in 2014. The third quarter of 2014 included the recognition of $3.9 million of revenue related to the former collaboration with Merck.

Research and development expenses were $6.6 million for the third quarter of 2015, compared to $5.7 million for the same period in 2014. The increase in research and development expense was primarily attributable to an increase in expenses for the EC1456 and EC1169 dose escalation trials, the drug manufacturing expense of EC1456, and an increase in compensation expense, including noncash stock compensation, partially offset by the decrease in manufacturing expenses of etarfolatide, our folate-targeted companion molecular imaging agent to vintafolide and EC1456.

General and administrative expenses were $3.8 million for the third quarter of 2015, compared to $4.0 million for the same period in 2014. The decrease in expenses was primarily attributable to a reduction in legal and patent fees, slightly offset by an increase in compensation expense, including noncash stock compensation.

Cash, cash equivalents and investments were $180.3 million at September 30, 2015, compared to $211.1 million at September 30, 2014, and $206.8 million at December 31, 2014.

Financial Expectations

The Company updated its 2015 financial expectations and now anticipates that its 2015 year-end cash balance will be approximately $170 million.

Conference Call

Endocyte management will host a conference call today at 4:30 p.m. EDT.

U.S. and Canadian participants:	(877) 845-0711
International:	(760) 298-5081

A live, listen-only webcast of the conference call may also be accessed by visiting the Investors & News section of the Endocyte website, www.endocyte.com.

The webcast will be recorded and available on the company's website for one week following the call.

Website Information

Endocyte routinely posts important information for investors on its website, www.endocyte.com, in the “Investors & News” section. Endocyte uses this website as a means of disclosing material information in compliance with its disclosure obligations under Regulation FD.  Accordingly, investors should monitor the “Investors & News” section of Endocyte’s website, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Endocyte’s website is not incorporated by reference into, and is not a part of, this document.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted therapies for the treatment of cancer and other serious diseases. Endocyte uses its proprietary drug conjugation technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging agents are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment. For additional information, please visit Endocyte’s website at www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to future spending, future cash balances, the successful completion of current and future clinical trials, and the enrollment period for and availability of data from ongoing and future clinical trials. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, shortage of clinical trial materials, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; the goals of its development activities; estimates of the potential markets for its product candidates; estimates of the capacity of manufacturing and other facilities required to support its product candidates; projected cash needs; and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Endocyte, Inc.

Statements of Operations

(dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2015	2014	2015

Collaboration revenue	$3,904	$33	$70,341	$58
Costs and expenses:
Research and development	5,675	6,582	37,652	19,923
General and administrative	4,007	3,776	19,476	12,207
Total costs and expenses	9,682	10,358	57,128	32,130
Income (loss) from operations	(5,778)	(10,325)	13,213	(32,072)

Interest income, net	161	153	414	490
Other income (expense), net	(58)	170	(87)	106
Net income (loss)	$(5,675)	$(10,002)	$13,540	$(31,476)

Net income (loss) per share:
Basic	$(0.14)	$(0.24)	$0.34	$(0.75)
Diluted	$(0.14)	$(0.24)	$0.33	$(0.75)

Comprehensive income (loss)	$(5,712)	$(9,950)	$13,408	$(31,308)

Weighted average number of common shares used in net income (loss) per share:
Basic	41,564,840	41,974,518	39,738,685	41,924,252
Diluted	41,564,840	41,974,518	41,493,711	41,924,252

Endocyte, Inc.

Balance Sheets

(in thousands)

	As of December 31,	As of September 30,
	2014	2015
		(unaudited)
Assets
Cash, cash equivalents and investments	$206,831	$180,301
Other assets	5,970	5,317
Total assets	$212,801	$185,618

Liabilities and stockholders’ equity
Current liabilities	$6,885	$5,383
Deferred revenue and other liabilities, net of current portion	912	865
Total stockholders’ equity	205,004	179,370
Total liabilities and stockholders’ equity	$212,801	$185,618